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EXHIBIT 10.11(b)

     (215) 569-5513
     (215) 832-5513
     finkelstein@blankrome.com




                                      February 14, 2001



VIA FACSIMILE AND FEDERAL EXPRESS
Bradley M. Bole, Esquire
Law Office of Brad Bole
412 E. Madison Street
Suite 1111
Tampa, FL  33602

Dear Mr. Bole:

        I represent Cross Media Marketing Corporation ("Cross Media" or the "Company"), which has asked me to respond to your letter of February 7, 2001.

        The Company confirms that the termination of Ms. Bauer's employment is without cause and that she will receive all the benefits of a termination without cause that are contained in her contract.

        As agreed, the termination is effective as of December 31, 2000 and Polly will receive her salary and other benefits through September 20, 2001.

        With regard to the payment of office expenses incurred through the balance of February 2001, the Company will reimburse Ms. Bauer, consistent with past practice, for her cell phone, office phone, the salary of her office support person, storage, copies and postage and any dues that come due in February provided they relate to memberships on a retroactive (rather than a prospective) basis; expenses relating to the repair or upgrade of her computer would not be covered. Your attached list of prior office expenses currently outstanding is approved, subject to review of supporting documentation.

        Travel expenses incurred prior to February 1, 2001 will be reimbursed in accordance with the Company's practices and policies. In addition, the Company will, in accordance with its practices and policies, reimburse her for her meals and tips incurred while attending the Direct Response Forum in Nashville on February 7, 2001.




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Bradley M. Bole, Esquire
February 14, 2001
Page 2


        In order to expedite this matter and permit Ms. Bauer to establish her new business, we are suggesting that she not purchase the stock of SCS; in lieu of her purchasing the SCS stock, SCS will transfer to her the furniture, fixtures and equipment in her home office. You have confirmed to me, on behalf of Ms. Bauer, that she has not incurred any ongoing liabilities or obligations on behalf of Cross Media or SCS except for the Direct One and Premier Membership LLC agreements previously disclosed to Cross Media and except for the expenses being reimbursed to her.

        The referral agreement should be signed by your client on behalf of her new entity, with the understanding that she will make it clear that she and that entity are not involved in any way with SCS or Cross Media Marketing.

        Cross Media appreciates that she is willing to provide all services to SCS clients through February 28, 2001 and to apply all revenue received for these services as specified in our original letter; to offset expenses and then to compensation to be paid to her in February. Except as provided in the succeeding paragraph, any revenue received in the future for services provided (or to be provided) after February 28, 2001 will be hers.

        The Company also appreciates and accepts her agreement to provide all services to fulfill all contractual agreements of SCS entered into on or before January 31, 2001. To the extent that money already has been paid and received for those services, SCS will retain those payments and she will provide the services at no additional charge (and without charging back against the Company for providing services after termination of her employment).

        In exchange for the foregoing, including the fulfillment of the pre-paid contracts at no charge to Cross Media, Cross Media agrees that she can start her new business immediately, provided she fulfills all the remaining obligations required in all existing contracts so that SCS and Cross Media will not be disadvantaged by allowing her to commence her new business immediately.

        Ms. Bauer may deposit the FISI-Madison check in her bank account, reimburse herself for the travel expenses, apply the $3,500 to the $3,005.24 in outstanding expenses listed in the attachment to this letter, and then apply the remaining balance to her other reimbursable expenses.



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Bradley M. Bole, Esquire
February 14, 2001
Page 3



         I look forward to receiving your agreement to the foregoing.

                                            Very truly yours,



                                            LAWRENCE FINKELSTEIN


LF/chl
Enclosure

cc:  Mr. Ronald Altbach
      Mr. Richard Kaufman


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Part time office help week ending 1/19/01        $  400.00
Part time office help week ending 1/26/01        $  400.00
Part time office help week ending 2/2/01         $  400.00

Office Phone/Fax Line
Statement ending date 1/25/01                    $  302.59

AT&T/DSL Line Computer Access
Statement ending date 1/16/01                    $   95.70

Cell Phone Bill 727-410-9813
Statement through 2/10/01                        $  210.00

Computer Repair Services                         $  240.00
Hardware repair/upgrade                          $  531.34

Direct Response Forum
Symposium Dues                                   $  300.00

Office Supplies purchased 1/16/01                $   18.61
Delta Ticket change fee
CES Meeting January 2001                         $   75.00

Storage Fee                                      $   32.00
                                                 ---------

TOTAL                                            $3,005.24